[**] indicates that information had been redacted and filed separately pursuant to a confidential treatment request filed with the Securities and Exchange Commission

Exhibit 10.1

COMMERCIAL DEPLOYMENT AGREEMENT

This COMMERCIAL DEPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 31 day of March, 2008 (the “Effective Date”), by and between DUKE ENERGY CAROLINAS, LLC (“Duke”), a North Carolina limited liability company having a principal place of business at 526 South Church Street, Charlotte, North Carolina, 28201 and AMBIENT CORPORATION (“Ambient”), a Delaware corporation having a principal place of business at 79 Chapel Street, Newton, MA 02458.

WI T N E S S E T H

WHEREAS, Duke provides a wide range of energy related products including electricity generation and distribution to end-users through electric power lines, and Duke generates, transmits, distributes and sells electricity to approximately 3.8 million customers; and

WHEREAS, Duke is interested in establishing Smart Grid deployments within Duke’s service territory with Ambient’s Smart Grid solution; and

WHEREAS, Ambient is a utility communications solutions provider that develops and markets Smart Grid communications technologies and services which are designed to facilitate a comprehensive (end-to-end solution) for high speed transmission and reception of Internet Protocol data traffic for utility applications (“Ambient’s Smart Grid Solution”); and

WHEREAS, Duke Energy Corporation and Ambient entered into a Mutual Confidentiality and Non-Disclosure Agreement dated as of May 4, 2005 (the “NDA”); and

WHEREAS, Duke and Ambient desire to enter into a binding agreement with respect to supporting both a 1,500 device [**] deployment, and a 50,000 home [**] deployment; and

NOW, THEREFORE, in consideration of the terms and conditions hereafter set forth, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used herein, the following terms shall, unless the context otherwise required, have the following meanings ascribed to them:

1.1 “Ambient’s Intellectual Property” means all United States and foreign patents (including without limitation all renewals and extensions thereof), registrations and applications for registration of patents (including without limitation continuations, continuations-in-part, reissues and extensions thereof), applications for patent (including without limitation divisions thereof), trade secrets and other intellectual property rights, whether now existing or hereafter created, developed, arising or otherwise coming into being, that relate to or cover any part of Ambient Technology, including without limitation any intellectual property rights that could be violated, infringed or misappropriated by any copying, manufacture, use, performance, distribution or other exploitation of the Ambient Technology or part thereof.

1.2

“Ambient Technology “ or “Ambient Technologies” shall mean any and all software, hardware, technology, equipment, know-how, algorithms, procedures, techniques, solutions, whether contained in a technology or technique owned by or exclusively licensed to Ambient or to an Ambient subsidiary or affiliate.

1.3 “Confidential Information” shall have the same meaning as in the NDA.

1.4 “Duke’s Intellectual Property” means all United States and foreign patents (including without limitation all renewals and extensions thereof), registrations and applications for registration of patents (including without limitation continuations, continuations-in-part, reissues and extensions thereof), applications for patent (including without limitation divisions thereof), trade secrets and other intellectual property rights, whether now existing or hereafter created, developed, arising or otherwise coming into being, that relate to or cover any part of Duke’s Technology, including without limitation any intellectual property rights that could be violated, infringed or misappropriated by any copying, manufacture, use, performance, distribution or other exploitation of Duke’s Technology or part thereof.

1.5

“Duke Technology “ or “Duke Technologies” shall mean any and all software, hardware, technology, equipment, know-how, algorithms, procedures, techniques, solutions, and work-arounds, whether contained in a technology or technique owned by or exclusively licensed (other than by Ambient) to Duke or to a Duke subsidiary or affiliate and contributed by Duke or any such subsidiary or affiliate. For avoidance of doubt, Duke Technology shall include all specifications, requirements and Confidential Information provided by Duke, or a Duke subsidiary or affiliate, to Ambient in connection with this Agreement or the Deployment.

1.6 “NDA” shall mean that certain Mutual Confidentiality and Non-Disclosure Agreement dated May 4, 2005, by and between Ambient and Duke Energy Corporation.

1.7 “Newly Developed Technology” shall mean any and all software, hardware, technology, equipment, know-how, inventions, discoveries, applications, algorithms, procedures, techniques, solutions, blue-prints, surveys, data, test results or outcomes and work-arounds, developed or created in the course of and pursuant to the [**] and/or [**] Deployments. Newly Developed Technology shall not include any improvement, derivation, extension, modification or enhancement of any copyright, patent, patent pending or patent application of Ambient, or any software, hardware, component, equipment or other intellectual property of Ambient, including the Ambient Technologies and the Ambient Intellectual Property, all of which shall remain the exclusive property of Ambient. Likewise, Newly Developed Technology shall not include any improvement, derivation, extension, modification or enhancement of any copyright, patent, patent pending or patent application of Duke, or any software, hardware, component, equipment or other intellectual property of Duke, including the Duke Technologies and the Duke Intellectual Property, all of which shall remain the exclusive property of Duke.

1.8

“NMS License Agreement” shall mean that certain Network Management System Software License Agreement dated September 12, 2006 by and between Ambient and Duke.

1.9

“Party “ or “Parties” shall mean Ambient and Duke.

1.10

“[**] Deployment” shall mean the assembly and delivery of enclosures to Duke which incorporate components specified and provided by Duke for the purposes of Advanced Meter Reading (AMR) in the [**] area.

1.11

“[**] Deployment” shall mean the delivery and integration of the required Ambient technology pursuant to Article III hereof, that will enable a two-way real-time communications platform for use by Duke that will service an initial 50,000 homes in the [**] area.

1.12

“Terms and Conditions” shall mean the terms and conditions set forth on Appendix B annexed hereto which are part of this Agreement as if set forth herein.

ARTICLE II

[**]

2.1

[**] Services: Ambient will assemble and deliver components specified and provided by Duke into enclosures for deployment on the utility distribution infrastructure. Duke will be responsible for selecting such components and delivering them to Ambient. Duke shall be responsible for the risk of loss of such components until Ambient receives and accepts them at such assembly location. Ambient warrants that the components [**], installed in each enclosure will power up, as indicated by the respective lights on each component being illuminated, but makes no other warranty in connection with the [**] Deployment.

2.2

Pricing and Delivery: Pricing for the [**] Deployment is set forth in the attached Appendix A-1 and a delivery schedule set forth in the attached Appendix A-2. The delivery schedule for Ambient’s performance for the [**] Deployment will be automatically extended by that number of days (if any) which Duke is late in delivering the required components to Ambient.

2.3

Payment: Duke will pay Ambient for the services provided for the [**] Deployment as set forth in Section 4.4.

ARTICLE III

[**]

3.1

[**] Services: (a) Ambient will provide Duke the equipment and technical support necessary to implement Ambient’s Smart Grid communications platform for 50,000 homes in the [**] area. Duke is responsible for delivering to Ambient the [**] in the quantities and on the delivery schedule specified on Appendix A-5. Duke shall be responsible for the risk of loss of such components until Ambient receives and accepts them at the assembly location.

(b) Each Party will exert commercially reasonable efforts including without limitation dedication of appropriate staff, facilities, equipment as well as access to facilities, sites, data processing and learning centers to carry out the [**] Deployment in accordance with the provisions of this Agreement. Without limiting the foregoing, Duke agrees to provide line access, line crew installation, testing facilities and backhaul connection.

3.2

Pricing and Delivery: Ambient shall provide the equipment set forth on the attached Appendix A-3 at the unit cost set forth thereon. Delivery of such equipment shall be in accordance with the timetable set forth on the attached Appendix A-4; provided that the delivery schedule for Ambient’s performance for the [**] Deployment will be automatically extended by that number of days (if any) which Duke is late in delivering the required components to Ambient. If Duke has met its obligations set forth in Appendix A-5, and in the event an Ambient delivery is not made within thirty (30) days of the date set forth in the timetable (as extended as set forth in the previous sentence, the invoiced amounts owing to Ambient on account of such delivery shall be reduced by liquidated damages of [**]% of the invoice amount if delivery is late by [**] and an additional [**]% of the invoice amount if delivery is late by [**], which the Parties agree is a fair and reasonable determination of the amount of actual damages which Duke would incur due to such a delay and that such liquidated damages do not constitute a penalty.

3 .3

Payment: Duke will pay Ambient for the services provided for the [**] Deployment as set forth in Section 4.4

ARTICLE IV

COMMERCIAL TERMS AND CONDITIONS

4.1

License: The terms and conditions of the NMS License Agreement shall govern Duke’s right to use Ambient’s Network Management Software (“NMS”) in connection with the [**] Deployment.

4.2

Technical Support. Except as provided in the next sentence, Ambient shall provide engineering and technical support as needed to design, support and assist in the completion of the [**] Deployment at its expense. Ambient shall also supply an engineer at the [**] Deployment site during the implementation of the [**] Deployment, but not to exceed a period of six months, and Duke agrees to pay Ambient on the Effective Date a lump sum of $_FEE TO BE DETERMINED BY AMENDMENT, IF NECESSARY______ for such engineer.

4.3

Purchase Orders: Duke shall submit purchase orders to Ambient on the Effective Date for each of the [**] Deployment and the [**] Deployment, which purchase orders will contain the Terms and Conditions. No other terms and conditions on any pre-printed forms or otherwise shall be binding on the Parties.

4.4

Payments:

(a)

For the [**] Deployment, Duke will pay Ambient the unit prices specified on Appendix A-1 within thirty (30) days of delivery of such units against an invoice therefor.

(b)

For the [**] Deployment, Duke will pay to Ambient the unit prices specified on Appendix A-3 against an invoice therefor within 5 days of receipt.

4.5

Expenses: Unless otherwise specified herein, each Party agrees to fully fund and pay for the costs and expenses of the performance of its responsibilities specified herein, including without limitation: (i) any and all salaries, employee benefits and other overhead costs for its own employees and facilities involved in the performance of this Agreement; (ii) any and all lodging, meal or travel expenses of its own employees; (iii) any and all costs and expenses for consultants whose use is not mutually agreed to in writing by both Parties; and (iv) any and all taxes, charges or fees arising out of its sole obligations or acts hereunder.

4.6

Personnel. Each Party will dedicate sufficient personnel at all skill and management levels, including without limitation, project managers, engineers, research personnel and line personnel with appropriate technical skills to the [**] Deployment and the [**] Deployment effort to ensure that the [**] Deployment and the [**] Deployment (collectively, where applicable, the “Deployments”) are developed in accordance with the terms of this Agreement. All engineers and other staff which may be assigned by Ambient or Duke to the Deployments shall at all times be employees or consultants of Ambient or Duke, respectively. Each Party may, at its option and expense, employ the services of contractors or consultants to assist with either one or both of the Deployments. Such Party will be held fully responsible for the work and activities of each of its subcontractors, including but not limited to each subcontractor’s compliance with this Agreement and the NDA.

4.7

Regulatory Compliance. For the Deployments, Duke and Ambient will each be responsible for the undertaking of all measures to assure their own compliance with applicable laws and regulations. Notwithstanding anything to the contrary contained herein, Duke shall be responsible for all costs relating to other approvals or permits necessary for the implementation of the Deployments and for obtaining all such approvals and permits. Should Duke for any reason fail to obtain the requisite regulatory consents or approvals to fulfill its obligations hereunder, Duke may terminate this Agreement for its convenience pursuant to Section 7.2.3.

4.8

[**] Deployment Results. Subject to the provisions of Article V hereof, each Party shall be entitled to full access to, and shall share with each other, all data, protocols, results and outcomes from the [**] Deployment activities (the “Results”) undertaken pursuant to this Agreement. All such Results shall be deemed Confidential Information pursuant to this Agreement; provided, however that nothing herein shall prohibit Ambient from utilizing the Results in the deployment on behalf of other customers.

[**]

ARTICLE V

PROPRIETARY RIGHTS

5.1

Ambient Technology. Duke acknowledges that the Ambient Technology is the sole property of Ambient, and Duke shall not obtain any interest of any kind in the Ambient Technology (or any patents or patents pending) by or through this Agreement except as otherwise provided herein. Any modifications, enhancements or improvements to the Ambient Technology or patents or patents pending (whether or not resulting from the implementation of this Agreement) which are discovered, invented or first reduced to practice by Duke and/or Ambient, or any of their respective sub-licensees, shall be the sole and exclusive property of Ambient. Duke acknowledges that this declaration is vital to Ambient and without it Ambient would not enter into this Agreement.

5.2

Duke Technology. Ambient acknowledges that the Duke Technology is the sole property of Duke, and Ambient shall not obtain any interest of any kind in the Duke Technology (or any patents or patents pending) by or through this Agreement except as otherwise provided herein. Any modifications, enhancements or improvements to the Duke Technology or patents or patents pending (whether or not resulting from the implementation of this Agreement), which are discovered, invented or first reduced to practice by Duke and/or Ambient, or any of their sub-licensees, shall be the sole and exclusive property of Duke. Ambient acknowledges that this declaration is vital to Duke and without it Duke would not enter into this Agreement.

5.3

Newly Developed Technology. (a) With respect to any technology that the Parties identify in writing for a joint development project by them, the Parties shall jointly own all title, rights and interests in and to any such Newly Developed Technology invented, discovered or otherwise created jointly by the employees of Ambient and Duke assigned to the Deployments pursuant to this Agreement, and either Party may use such Newly Developed Technology for any purpose whatsoever. Such Newly Developed Technology shall specifically include any and all patents, trademarks, copyrights, trade secrets and other proprietary rights of any kind whatsoever in the Newly Developed Technology and any and all works in any medium whatsoever that refer to, relate to, incorporate, include, analyze or utilize such Newly Developed Technology, including, but not limited to, improvements and modifications thereto and derivations there from. The Parties shall cooperate with each other to prepare all necessary patent and other filings and take all other actions reasonably necessary to reflect this joint ownership and equally share the costs thereof.

(b)

With respect to any other Newly Developed Technology not identified by the Parties as a joint development project under Section 5.3(a), Ambient shall own all title, rights and interests in and to any such Newly Developed Technology; provided that such Newly Developed Technology was invented, discovered or otherwise created solely by the employees of Ambient assigned to the Deployments pursuant to this Agreement and Ambient may use such Newly Developed Technology for any purpose whatsoever. Such Newly Developed Technology shall specifically include any and all patents, trademarks, copyrights, trade secrets and other proprietary rights of any kind whatsoever in the Newly Developed Technology and any and all works in any medium whatsoever that refer to, relate to, incorporate, include, analyze or utilize such Newly Developed Technology, including, but not limited to, improvements and modifications thereto and derivations there from. The Parties shall cooperate with each other to prepare all necessary patent and other filings and take all other actions reasonably necessary to reflect Ambient’s ownership.

(c)

With respect to any other Newly Developed Technology not identified by the Parties as a joint development project under Section 5.3(a), Duke shall own all title, rights and interests in and to any such Newly Developed Technology; provided that such Newly Developed Technology was solely invented, discovered or otherwise created by the employees of Duke assigned to the Deployments pursuant to this Agreement and Duke may use such Newly Developed Technology for any purpose whatsoever. Such Newly Developed Technology shall specifically include any and all patents, trademarks, copyrights, trade secrets and other proprietary rights of any kind whatsoever in the Newly Developed Technology and any and all works in any medium whatsoever that refer to, relate to, incorporate, include, analyze or utilize such Newly Developed Technology, including, but not limited to, improvements and modifications thereto and derivations there from. The Parties shall cooperate with each other to prepare all necessary patent and other filings and take all other actions reasonably necessary to reflect Duke’s ownership.

5.4

Trade Secrets. Each of Ambient and Duke acknowledges that the Ambient Technology and the Duke Technology contain trade secrets which are the sole property of Ambient and Duke, respectively, and that the Newly Developed Technology, if any, will contain trade secrets which may be the property of Ambient and/or Duke, as the case may be, all of which are not in the public domain, and the unauthorized use or disclosure of which may cause irreparable harm to the respective owner of the technology.

5.5

Confidentially. Duke agrees to be bound by the terms of the NDA applicable to Duke Energy Corporation. Each of Ambient and Duke acknowledges that the NDA shall be in effect during the Deployments and thereafter, and that all Confidential Information disclosed by one Party hereto to the other Party hereto during the course of the Deployments and thereafter shall be subject thereto and that the definition of “PROJECT” therein shall include the Deployments as contemplated by this Agreement; provided, however, that a Party receiving Confidential Information from the other Party may reveal such information solely to its employees, contractors or consultants who require such disclosure in order for such receiving Party to be able to perform its obligations or exercise its rights under this Agreement; provided, however, that such contractors or consultants, as the case may be, who received such confidential information, agree in writing to refrain from making any unauthorized use or disclosure thereof. Duke may retain the Confidential Information disclosed by Ambient, subject to the confidentiality obligations of the NDA, following termination or completion of this Agreement.

5.6

Patent Rights. Subject to section 5.3, the Parties agree that all right, title and interest in any modifications, revisions, additions, customizations and enhancements to a Party’s (“Owner”) patents, trademarks, trade secrets and other intellectual property made during the course of the Deployments shall be owned exclusively by the Owner without reservation, and that all such worldwide ownership rights, title and interest in and to, all aspects thereof shall solely vest with and be owned by the Owner. Specifically, Duke shall not acquire any right, title or interest in or to the Ambient Technologies by virtue of this Agreement or any of the activities contemplated hereby, nor shall Ambient acquire any right, title or interest in or to the Duke Technologies by virtue of this Agreement or any of the activities contemplated hereby.

ARTICLE VI

WARRANTIES & LIABILITY

6.1

Warranties. EXCEPT AS OTHERWISE PROVIDED HEREIN OR IN THE TERMS AND CONDITIONS OR IN THE NMS LICENSE AGREEMENT, AMBIENT EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.2

Limitation on Liability. IN NO EVENT SHALL ANY PARTY BE LIABLE TO THE OTHER PARTY IN RESPECT OF OR ARISING OUT OF THE PERFORMANCE AND/OR BREACH OF ITS OBLIGATIONS HEREUNDER FOR ANY INDIRECT, INCIDENTAL OR SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS, REVENUE, DATA OR USE, INCURRED BY THE OTHER PARTY WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF THAT PARTY OR ANY OTHER PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN OTHER THAN SECTION 7.2.3, IN NO EVENT SHALL EITHER PARTY’S LIABILITY TO THE OTHER PARTY HEREUNDER FOR ANY REASON (INCLUDING EACH PARTY’S OBLIGATIONS UNDER APPENDIX B, SECTION 10) EXCEED THE AMOUNTS PAID TO AMBIENT PURSUANT TO THIS AGREEMENT.

6.3

Solicitation of Other Party’s Employees. Each Party agrees that during this Agreement and for a period of twelve (12) months after its termination, in whole or in part, it will not directly solicit (other than by general solicitation such as advertising in any media), the services of (i) an employee of the other Party or (ii) a former employee of the other Party whose employment with the other Party ended less than six (6) months prior to the date of such hiring (unless such employment ending was at the discretion of such employee’s employer or such employee accepted a company severance or benefit package offered by the employee’s employer), provided, however, that this provision shall not apply if the employer or former employer of such individual consents in writing to such solicitation.

ARTICLE VII

DEFAULT & TERMINATION

7.1

Effectiveness - Term of Agreement. This Agreement shall become effective upon the Effective Date and, unless terminated as herein provided, shall continue in full force and effect until the first to occur of the following: (a) the completion of the [**] Deployment (b) twelve (12) months from the Effective Date; and (c) earlier termination in accordance with the provisions hereof.

7.2

Right to Terminate.

7.2.1 Either Party may terminate this Agreement upon the other Party’s breach of a representation, warranty, term, covenant or undertaking in this Agreement if, within thirty (30) days following the delivery of a written notice to the defaulting Party setting forth in reasonable detail the basis of such default and the remedial action required to be taken to rectify such default, the defaulting Party has not rectified such default to the reasonable satisfaction of the non-defaulting Party.

7.2.2

A Party hereto may, at its option, terminate this Agreement should the other Party:

a)

Admit in writing its inability to pay its debts generally as they become due.

b)

Make a general assignment for the benefit of creditors.

c)

Institute proceedings to be adjudicated a voluntary bankrupt, or consent to the filing of a petition of bankruptcy against it.

d)

Be adjudicated by a court of competent jurisdiction as being bankrupt or insolvent.

e)

Seek reorganization under any bankruptcy act, or consent to the filing of a petition seeking such reorganization; or

f)

Have a decree entered against it by a court of competent jurisdiction appointing a receiver, liquidator, trustee, or assignee in bankruptcy or in insolvency covering all or substantially all of such Party’s property or providing for the liquidation of such Party’s property or business affairs.

7.2.3

Duke may terminate this Agreement for its convenience, upon written notice to Ambient, provided, however, that in the event of such a termination, Duke shall be required to remit to Ambient all amounts owing thereto on account of equipment purchased by Ambient for the Deployments, services rendered by Ambient, and any and all other amounts that may be owing to Ambient as of the date of termination; provided, however, that Duke shall be entitled to a credit for the net amount realized by Ambient from the resale or other disposition of such equipment within one hundred eighty (180) days from notice of termination. Ambient shall use commercially reasonable efforts to maximize such credits.

7.3

Survival. Articles V, VI and VIII of this Agreement shall survive the termination and/or expiration of this Agreement for any reason whatsoever. Upon termination or expiration of this Agreement, Duke will pay Ambient all amounts due and owing under this Agreement, which remain unpaid.

ARTICLE VIII

MISCELLANEOUS

8.1

Relationship. The relationship between Duke and Ambient is that of independent contractors and parties to certain licenses in accordance with this Agreement. Neither Party is in any way the agent or attorney in fact of the other, nor shall any Party or any of its respective agents or employees have any power or authority to assume any obligation of any kind, implied or expressed, on behalf of any other or to bind others to any contract, commitment or agreement whatsoever, or to make any representation on the others’ behalf. This Agreement shall not be construed as constituting either Party as the partner or joint venture partner of the others, nor to create any form of legal association which would impose liability upon one Party for the acts or failures to act of the others.

8.2

Force Majeure. No Party shall be liable for reasonable delays in the performance of its obligations under this Agreement which result from causes beyond its reasonable control, including without limitation acts of God, terrorism, strikes, war, riot, civil disorder, embargo, acts of civil and military authorities, fire, earthquake, flood or inability to obtain labor or materials.

8.3

Notices. Any notice, demand or communication which under the terms of this Agreement must or may be given or made by Duke or Ambient shall be in writing and shall be given or made by facsimile with confirmation of receipt, via electronic email, certified or registered mail, return receipt requested, or any delivery services, requiring signature of receipt, addressed to the respective parties as noted above. Such notice, demand or other communication shall be deemed to have been given on the date confirmed as the actual date of delivery by the delivery service if sent by such service, and in the case of certified or registered mail seven business days following the date on which it was deposited postage prepaid in the United States mail (or the date shown on the actual mail receipt if it is earlier).

The above addresses may be changed at any time by giving prior written notice as provided above.

8.4

Severability: Each provision of this Agreement or part thereof shall be severable. If, for any reason, any such provision or part thereof is finally determined, by a court or agency having valid jurisdiction, to be invalid and contrary to, or in conflict with, any existing or future law or regulation, such determination shall not impair the operation of or affect the remaining provisions of this Agreement, and such remaining provisions will continue to be given full force and effect and shall continue to bind the Parties.

8.5

Enforcement. The respective rights and remedies of each Party are cumulative, and no exercise or enforcement by either Party of any right or remedy hereunder shall preclude the exercise or enforcement by such Party of any other right or remedy hereunder, or which such Party is entitled by law to enforce. Each Party may waive any obligation of or restriction upon the other Party under this Agreement only in writing. No failure, refusal, neglect, delay, waiver, forbearance or omission of either Party to exercise any right under this Agreement or to insist upon full compliance by the other with its obligations hereunder shall constitute a waiver or any provision of this Agreement.

8.6

Entire Agreement. This Agreement, the NDA, and the NMS License Agreement, including all recitals in the preamble hereto and Appendices attached hereto, set forth the entire agreement and understanding between the Parties, contain all the understandings, inducements, promises and representations between the Parties relating to the matters referred to herein, and merge and supersede all prior agreements, commitments, arrangements, representations, writings and discussions between them related to the subject matter hereof, whether written or oral. Neither this Agreement nor any Appendix hereto may be modified or amended except by a written supplement, duly executed by each of the Parties. The Appendices attached hereto are incorporated by reference herein in their entirety. In the event of any inconsistency between the terms of this Agreement and the terms and provisions of any Appendix, this Agreement shall control.

[Signature page follows]

IN WITNESS WHEREOF,  each of the Parties has caused this Commercial Deployment Agreement to be duly executed on its behalf as of the Effective Date.

DUKE ENERGY CAROLINAS, LLC

By:	/s/ Ronald Reising
Name: Title:	Ronald Reising Vice President

AMBIENT CORPORATION

By:	/s/ John J. Joyce
Name: Title:	John J. Joyce Chief Executive Officer

Appendix A-1: Equipment Summary: [**] Proprietary and Confidential

Attached

Appendix A-2: Equipment Delivery Schedule: [**] Proprietary and Confidential

Attached

Appendix A-3: Equipment Summary: [**] Proprietary and Confidential

Attached

Appendix A-4: Equipment Delivery Schedule: [**] Proprietary and Confidential

Attached

Appendix A-5: Duke Equipment Delivery Schedule

Attached

Appendix A-1: Equipment Summary: [**]

Proprietary and Confidential

Item	Model #	Description	Qty.	Unit Cost	Ext. Cost
1	90-0021-002	Pole-mount Units	[**]	$[**]	$[**]
2	90-0021-001	Pad-mount Node Units	[**]	$[**]	$[**]
3	57-0072-003	Pad-mount Kit	[**]	$[**]	$[**]
4	ASSEMBLY	Assembly labor charge /unit	[**]	$[**]	$[**]

				TOTAL	$540,779.60

Assumptions:

1.

Minimum of [**] weeks lead time from date of Purchase Order received for first units to be delivered

2.

Specific quantities of pole-mount [**] or pad-mount [**] units to be provided to Ambient no later than two weeks from date of Purchase Order received

3.

This proposal assumes Ambient is not performing any provisioning or configuration of [**] and modems

Appendix A-2: Equipment Delivery Schedule: [**]

Proprietary and Confidential

WEEK
Item	Model #	Description	5	6	7	8	9	10	11	12	Total Shipped

1	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]			[**]

2	90-0021-002	Pole-mount Units - Delivered to Duke			[**]	[**]	[**]	[**]	[**]	[**]	[**]

3	90-0021-001	Pad-mount Node Units - Delivered to Duke			[**]	[**]	[**]	[**]	[**]	[**]	[**]

Assumptions:
1. Minimum of [**] weeks lead time from date of Purchase Order received for first units to be delivered
2. Specific quantities of pole-mount [**] or pad-mount [**] units to be provided to Ambient no later than two weeks from date of Purchase Order received
3. This proposal assumes Ambient is not performing any provisioning or configuration of [**] and modems

Appendix A-3: Equipment Summary: [**]

Proprietary and Confidential

Item #	Model #	Description	Qty.	Unit Cost	Ext. Cost

1	X-2000-Y1A	Pole-mount Node [**]	[**]	[**]	$[**]

2	X-2000-Y1C	Pole-mount Node [**]	[**]	[**]	$[**]

3	X-2000-G11	Pad-mount Node [**]	[**]	[**]	$[**]

4	X-2000-G1E	Pad-mount Node [**]	[**]	[**]	$[**]

5	NMS Server[1]	Server (includes hardware, NMS server license[**]	[**]	[**]	$[**]

6	NMS Client	Client Licenses (simultaneous users)	[**]	[**]	$[**]

7	NMS Node License[2]	Licenses for Nodes	[**]	[**]	$[**]

$10,655,944.89

Notes:
[1] If Duke exercises its option to provide the NMS Server hardware, the quoted price for each server will be reduced by $[**] (i.e., the $[**] price will be reduced to $[**])

[2] Per the terms of the "NMS License Agreement", "a maintenance Fee of [**]% of the total list price of all licensed components" (the NMS servers and the Node Licenses) will be charged [**] days from date of this agreement.

Assumptions:
1. Minimum of [**] weeks lead time from date of Purchase Order received for first units to be delivered
2. Appropriate quantities of [**] and [**] products must be made available to Ambient at least [**] weeks prior to delivery of units [**]

Appendix A-4: Equipment Delivery Schedule: [**]

Proprietary and Confidential

Time Period (weeks from date of PO)	Total Required	1 to 4	4 to 8	9 to 12	13 to 16	17 to 20	21 to 24	25 to 28	Total Shipped

X-2000-Y1A	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

X-2000-Y1C	[**]				[**]	[**]	[**]	[**]	[**]

X-2000-G11	[**]				[**]		[**]		[**]

X-2000-G1E	[**]							[**]	[**]

Total in time period		[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

Cumulative Total	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

Appendix A-5a: Duke Equipment Delivery Schedule:  [**]

Proprietary and Confidential

	MAR	APR

[**]	1500
[**]	960	540

Appendix A-5b: Duke Equipment Delivery Schedule:  [**]

Proprietary and Confidential

	MAR	APR	MAY	JUNE	JULY	AUG	SEP

[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

[**]		[**]	[**]	[**]

Appendix B

Terms and Conditions

In the event of any inconsistency between the provisions of this Appendix B and the Agreement to which it is attached, the terms of the Agreement shall control. The Agreement, together with all Appendices hereto, is referred to herein as the “Agreement.”

A. Terms and Conditions Applicable to the Purchase of Equipment

Warranty. With respect to the [**] Deployment only, Ambient represents and warrants that: (a) Ambient shall deliver good, exclusive and marketable title to the equipment described in the Agreement (the “Equipment”) free and clear of all liens, security interests, claims, and encumbrances; (b) for a period of twelve months after acceptance, which must occur no later than thirty (30) days after delivery, the Equipment shall be free from defects in materials and workmanship and shall comply with all final written descriptions, specifications, drawings and representations Ambient has provided to Duke, including those specified in the Agreement; (c) except as authorized by Duke, in writing, all Equipment and materials furnished, delivered or installed by Ambient shall contain zero percent asbestos, (d) no federal, state, local or foreign statute, law, rule, regulation or order will be violated in manufacturing, selling or delivering of the Equipment. Ambient shall promptly repair or replace, at Ambient’s election, all Equipment that does not comply with this warranty.

1.

Risk of Loss; Acceptance. Ambient shall bear all risk of loss with respect to the Equipment until Duke actually receives and accepts the Equipment. Duke shall have the right to inspect the Equipment before accepting it. Duke shall have a reasonable period of time after it discovers a defect or nonconformity, not to exceed thirty (30) days, to reject the Equipment or to revoke its acceptance of the Equipment. If Duke rejects the Equipment or revokes its acceptance of the Equipment, and Ambient does not deliver conforming Equipment on or before the delivery date specified in the Agreement, Duke shall have the right, at Duke’s election, to terminate all or a portion of this Agreement and obtain a prompt refund from Ambient of all payments Duke has made with respect to that portion of this Agreement Duke has terminated (but not for Equipment that has been received and accepted).

2.

Inspection. Upon reasonable notice and during normal business hours and at Duke’s expense, Duke shall have the right to place one inspector who must be a Duke employee in Ambient’s facilities to inspect the Equipment and the manufacturing and assembly process for the Equipment and to inspect and copy all quality assurance and other records relating to the Equipment.

B. Terms and Conditions Applicable to the Purchase of Services

4.

Warranty. With respect to the [**] Deployment only, Ambient represents and warrants to Duke that: (a) Ambient shall perform the services described in the Agreement (the “Services”) in a professional and workman like manner, and in full compliance with all final written descriptions, specifications, drawings and representations Ambient provides to Duke pursuant to the Agreement; (b) Ambient shall employ only competent and experienced personnel to perform the Services; (c) Ambient shall perform and complete the Services within the schedule established in the Agreement; and (d) no federal, state, local or foreign statute, law, rule, regulation or order will be violated in the performance of the Services.

5.

Safety and Security. All Services performed by Ambient or any other person or entity on Duke’s premises, and the design of all equipment and systems brought onto Duke’s premises, shall comply fully with the occupational safety and health standards in 29 C.F.R. sections 1910 and 1926 and Duke’s safety and security policies and regulations which have been provided in writing to Ambient, all as amended from time to time. At least two weeks before any Services are performed on Duke’s premises, Ambient shall deliver to Duke: (a) a copy of Ambient’s hazard communication program; (b) a list of all hazardous chemicals and other substances Ambient proposes to bring onto Duke’s premises, if any, and the quantities of each; and (c) material safety data sheets for each chemical and substance on the list.

C. Terms and Conditions Applicable to All Purchases

6.

Insurance. Ambient shall obtain, and shall provide to Duke certificates evidencing, the following insurance coverages: (a) worker’s compensation insurance with statutory limits and employer’s liability insurance with limits of at least $ 1,000,000; (b) commercial general liability insurance having a limit of at least $2,000,000 per occurrence for bodily injury and property damage, including but not limited to products and completed operations liability, owner’s and contractor’s protective, blanket contractual liability, personal injury liability, broad form property damage and explosion, and collapse and underground hazard coverage; (c) comprehensive automobile liability insurance having a limit of at least $1,000,000 per occurrence for bodily injury and property damage, including but not limited to coverage for owned, hired and non-owned automobiles and contractual liability. This insurance shall have an AM Best rating of A-Vu or higher, shall be primary for all purposes and shall contain standard cross liability provisions. All insurance policies shall have an AM Best rating of A-Vu or higher, shall be endorsed to add Duke as an additional insured, except for workers compensation and employer’s liability policies.

7.

No Additional Charges; Audit. The prices specified in the Agreement are the total prices of the Equipment and Services to Duke, and Duke shall not be responsible for any other charges, fees, taxes or expenses. Ambient shall maintain complete and accurate books, records and accounts of all materials, services and costs relating to this Agreement, in accordance with generally accepted accounting principles for at least four years after Ambient receives the final payment under this Agreement. Duke, or Duke’s representative, shall have the right to audit and copy those records at Duke’s expense.

8.

Discounts. All of Ambient’s invoices shall refer to the appropriate Duke Purchase Order and contain its number. Any prompt payment discount Ambient offers Duke shall be determined using the date Duke receives a correct invoice. Duke’s standard payment terms are forty-five days from receipt of the invoice.

9.

Intentionally omitted

10.

Indemnification. Ambient shall defend, indemnify and hold harmless Duke and its subsidiaries, affiliates, directors, officers and employees from and against all claims, demands, losses, damages, liabilities, obligations, and attorneys’ and other professionals’ fees and expenses arising out of or relating to: (a) any claim that the Equipment or Services or the Ambient Technology or Duke’s use of the Equipment or Services or the Ambient Technology infringes any patent, copyright, trademark, trade name, service mark or other property right; (b) any third party claim resulting from any breach of warranty by Ambient; (c) any third party claim resulting from any claim that the Equipment is defective; and (d) any negligent act or omission of Ambient or its employees, contractors and agents in the performance of the Services, including any claim arising out of Ambient’s failure to comply with applicable laws, rules, regulations or orders. In the case of a claim that the Equipment is infringing, Ambient shall have the right, at its sole expense, to (i) procure for Duke the right to continue using the Equipment (ii) modify the Equipment so that it is non-infringing but has the same functionality (iii) procure replacement Equipment that has substantially the same functionality, or if none of the above options is reasonably available (iv) terminate this Agreement and all licenses granted hereunder. Duke shall defend, indemnify and hold harmless Ambient and its subsidiaries, affiliates, directors, officers and employees from and against all claims, demands, losses, damages, liabilities, obligations, and attorneys’ and other professionals’ fees and expenses arising out of or relating to: (a) any third party claim resulting from any defect in Duke’s electric power grid or other property of Duke utilized in the Agreement, (b) any claim that the Duke Technology infringes any patent, copyright, trademark, trade name, service mark or other property right; and (c) any negligent act or omission of Duke or its employees, contractors and agents in connection with the performance of the Agreement. Each Party shall give the other Party reasonable notice of any claim it contends falls within this indemnification.

11.

Compliance with Laws. Unless exempted by the applicable rules, regulations or orders, Ambient and Duke shall comply fully at all times relevant to this Agreement with all applicable laws, rules, regulations and court orders, including, but not limited to: (a) Executive Order 1 1246 issued by the President of the United States on September 24, 1965; (b) the Vietnam Era Veterans Readjustment Assistance Act of 1974 and applicable sections of 41 CFR and 48 CFR 52.222.35 relating to the employment of veterans; (c) Sections 503 of the Rehabilitation Act of 1 973 and 48 CFR 52.222-36; (d) regulations of the United States Occupational Safety and Health Act; (e) 15 U.S.C. 637(d)(3) and 48 CFR 52.219 (Aid to Small Business); (f) 48 CFR 52.202-1 (Definitions); (g) 48 CFR 52.203-3 (Gratuities); (h) 48 CFR 52.203-5 (Covenant Against Contingent Fees); (i) 48 CFR 52.203-6 (Restrictions on Subcontractor Sales to the Government); (j) 48 CFR 52.203-7 (Anti-Kickback Procedures); (k) 48 CFR 52.203-8 (Cancellation, Rescission, and Recovery of Funds for Illegal or Improper Activity); (1) 48 CFR 52.209-6 (Protecting the Government’s Interest When Subcontracting with Contractors Debarred, Suspended, or Proposed for Debarment); (m) 48 CFR 52.212-5 (Contract Terms and Conditions Required to Implement Statutes or Executive Orders-Commercial Items); (n) 48 CFR 52.2 15-19 (Notification of Ownership Changes); (o) 48 CFR 52.222-21 (Prohibition of Segregated Facilities); (p) 48 CFR 52.222-26 (Equal Opportunity); (q) 48 CFR 52.223-13 (Certification of Toxic Chemical Release Reporting); (r) 48 CFR 52.223- 14 (Toxic Chemical Release Reporting); (s) 48 CFR 52.229-1 (State and Local Taxes); (t) 48 CFR 52.232-23 (Assignment of Claims); (u) all applicable rules, regulations and orders issued by the United States Secretary of Labor under any of the foregoing; and (v) all amendments of the foregoing that may be made from time to time. “CFR” is the Code of Federal Regulations.

12.

No Assignment. Neither Ambient nor Duke shall assign, delegate or subcontract all or any portion of this Agreement without the prior written consent of the other Party. Any attempted assignment, delegation or subcontracting without the other Party’s prior written consent shall be ineffective and void. Subject to the provisions of this Section, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Notwithstanding the foregoing, Ambient shall assign this Agreement to a third party, acceptable to Duke, and enter into and execute an assignment and assumption agreement to complete its obligations pursuant to this Agreement and make deliveries per Appendix A-3 , if Ambient (a) ceases business operations, (b) dissolves, (c) fails to pay its debts generally as they become due, (d) makes an assignment for the benefit of creditors, (e) seeks relief under any bankruptcy, insolvency or similar law, or (f) is involved in any involuntary proceeding under any bankruptcy, insolvency or similar law.

13. Arbitration. Any claim or controversy arising out of or relating to this Agreement or the breach of this Agreement shall be resolved by binding arbitration in Charlotte, North Carolina by a single arbitrator under the rules of the American Arbitration Association then in effect, and judgment may be entered on the award by any court of competent jurisdiction. Each party shall be entitled to a reasonable amount of prehearing discovery as allowed by the Arbitrator; provided that the discovery period shall not exceed sixty days. This Agreement and any controversy relating to this Agreement shall be governed by the laws of the State of North Carolina, excluding its conflict of law principles. The United Nations Convention on the International Sale of Equipment is expressly excluded and shall not apply. Notwithstanding the forgoing, either Party shall be entitled to seek equitable relief, including injunctions, in a court of competent jurisdiction and without proof of actual damages or the posting of a bond or other security.

14. Remedies. The remedies in this Agreement are cumulative and in addition to all rights and remedies at law and in equity. No delay in exercising or failure to exercise a right of remedy shall impair that or any other right or remedy or be construed as a waiver of any default.

15. Survival. The provisions of sections 1, 4, 7, 10, 13, 14 and 15 of this Appendix B and all other provisions of this Appendix B providing for indemnification or limitation of or protection against liability shall survive the termination, cancellation, or expiration of this Agreement.

16. Personnel.

A.

Ambient and Duke shall comply in all respects with all applicable immigration laws that may impact Ambient’s or Duke’s obligations under this Agreement, including the Immigration Reform and Control Act of 1986 and Form 1-9 requirements. Without limiting the generality of the foregoing, Ambient shall perform all required employment eligibility and verification checks and maintain all required employment records with respect to Ambient’s employees.

B.

For Services performed at a Duke facility or requiring access to Duke’s computer network, Ambient shall be responsible for conducting adequate predeployment screening of its employees, agents or independent contractors (and its subcontractors’ employees, agents or independent contractors) prior to assigning such personnel to Duke. Ambient represents and warrants that it will complete predeployment screening with respect to such personnel and that it will not assign such personnel to perform Services at a Duke facility or provide access to the Duke computer network unless the pre-deployment screening does not reveal any information that Ambient, acting reasonably, considers would adversely affect such personnel’s suitability for performance of the Services. Such pre-deployment screening shall include, at a minimum, an alcohol and five-panel drug test and a background check including: a Terrorist Watch Database Search; a Social Security trace; and a state and federal criminal history check for the previous five (5) years. Except where prohibited by law, Ambient will have the ongoing duty to inform Duke immediately upon learning that one of Ambient’s or its subcontractors’ employees, agents or independent contractors is not suitable for performance of the Services. Except where prohibited by law, should Ambient learn, after assigning an individual to provide Services at a Duke facility or requiring access to the Duke computer network, information that Ambient, acting reasonably, considers would adversely affect such personnel’s suitability for performance of the Services, Ambient will promptly advise Duke and remove the individual immediately from performing Services at a Duke facility or on the Duke computer network.

C.

Ambient and its subcontractors will not assign any person to provide Services known by Ambient to have been convicted of a felony involving dishonesty or a breach of trust or who is listed in the Terrorist Watch Database. Except where prohibited by law, Ambient will have the ongoing duty to inform Duke immediately upon learning that one of Ambient’s or its subcontractors’ employees, agents or independent contractors has been convicted of a felony or is listed in the Terrorist Watch Database. Except where prohibited by law, should Ambient learn after assigning an individual to provide Services that the individual has been convicted of a felony or is listed in the Terrorist Watch Database, Ambient will promptly advise Duke and remove the individual immediately from performing Services at a Duke facility or on the Duke computer network.

D.

Duke, in its sole discretion, shall have the option of barring from Duke’s property any Ambient (or subcontractor) personnel who Duke determines is not suitable.